Exhibit 99.1

AeroGrow Reports Results for the Third Quarter Ended December 31, 2015

•	Sales increase 8.3% to $11.9 Million
•	Record Quarterly EBITDA (adjusted) profitability
•	Gross margin improves to 37.7%, up over 700 basis points
•	Big growth in key channels, particularly Amazon, Housewares and Direct-to-Consumer

BOULDER, CO--(Marketwired – February 11, 2016) - AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or the "Company"), which sells the Miracle-Gro AeroGarden® line of extraordinary, soil-free indoor gardening systems, announced results for the third quarter ended December 31, 2015.

For the three months ended December 31, 2015, sales increased to $11.9 million, an increase of 8.3% relative to the same period in the prior year.  The adjusted EBITDA for the quarter was a record $1.7 million. Gross margin was up 720 basis points to 37.7% from 30.5% in the prior year period.

“I am extremely pleased with our December quarter results,” said President and CEO J. Michael Wolfe.  “We set out to achieve three key strategic objectives during this critical selling period, and we were successful in our execution of all three.  The first was to continue to grow our top line sales, which we did with huge gains at Amazon.com (up over 100% vs. last year), solid progress at Costco.com and other on-line retailers, and in multiple entries into the housewares channel. Our Direct-to-Consumer channel also demonstrated solid sales growth.

“Second, was to make significant improvements in our gross margin, and we did exactly that with a 720 basis point improvement vs. last year.  This improvement was achieved through (1) cost-outs in our supply chain, (2) revised product pricing resulting in higher selling costs, and (3) a focus on selling to retail partners with distribution models that allow us to achieve higher margins.

“Our third key goal was to increase the general brand and category awareness of our products in the minds of targeted consumers.  This was successfully achieved through a broad advertising campaign featuring a series of new commercials for use on TV and in digital media.  I’m confident that these spots helped drive awareness and – ultimately – sell thru in both the retail and direct to consumer channel and will continue to add long-term sales lift, especially when combined with our planned future advertising initiatives.  If you missed the airings, you can click here to see a 120 second version of the spot.”

“In addition, we launched an innovative new line of AeroGarden products during the quarter.  These all new AeroGardens captured the vision that we’ve been working on for several years – they are great looking, grow better than ever and have an efficient footprint for kitchen countertops.  These new products were very well received, with all new gardens representing 46% of total garden sales for the quarter.

“I am also very excited about a series of successful tests we had in our emerging housewares channel. We were featured at Bed, Bath & Beyond (both in-store and online), QVC, and are currently rolling out at Sur La Table stores nationwide. We are finding that customers who shop at these retailers are highly aligned with our target demographic, making the houseware channel exactly where customers expect to find AeroGardens.  We also began the process of selling internationally with a launch on Amazon.uk.

“We are very proud of these results and the progress that we have made.  We now look forward to continuing our trend of growth, margin, and profitability improvements while developing additional sales channels, continuing to innovate our product line and further establishing our brand.

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
(in thousands, except per share data)	2015	2014	2015	2014
Net revenue	$11,892	$10,980	$14,552	$14,370
Cost of revenue	7,413	7,635	9,262	9,862
Gross profit	4,479	3,345	5,290	4,508

Operating expenses
Research and development	121	83	394	280
Sales and marketing	2,793	1,724	4,093	2,750
General and administrative	705	624	1,941	1,680
Total operating expenses	3,619	2,431	6,428	4,710

Profit (loss) from operations	860	914	(1,138)	(202)

Other income (expense), net
Fair value changes in derivative warrant liability	1,549	373	1,218	(160)
Interest expense	-	-	-	-
Interest expense – related party	(139)	(106)	(197)	(143)
Other income (expense), net	8	(1)	8	1
Total other income (expense), net	1,418	266	1,029	18

Net income (loss)	$2,278	$1,180	$(109)	$(184)
Change in fair value of stock to be distributed for Scotts Miracle-Gro transactions	(507)	(153)	891	(238)
Net income (loss) attributable to common shareholders	$1,771	$1,027	$782	$(422)

Net income (loss) per share, basic	$0.24	$0.16	$0.11	$(0.07)

Net income (loss) per share, diluted	$0.24	$0.15	$0.11	$(0.07)

Weighted average number of common shares outstanding, basic	7,500	6,536	7,235	6,358

Weighted average number of common shares outstanding, diluted	7,500	6,775	7,235	6,358

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	December 31, 2015	March 31, 2015
(in thousands, except share and per share data) ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$2,741	$1,015
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $61 and $10 at December 31, 2015 and March 31, 2015, respectively	6,050	1,300
Other receivables	159	214
Inventory	4,774	2,603
Prepaid expenses and other	432	144
Total current assets	14,171	5,291
Property and equipment, net of accumulated depreciation of $3,560 and $3,284 at December 31, 2015 and March 31, 2015, respectively	711	525
Other assets
Deposits and intangible assets	158	158
Total assets	$15,040	$5,974

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,803	$1,641
Accrued expenses	1,900	817
Customer deposits	913	30
Notes payable – related party	6,197	207
Derivative warrant liability	470	1,688
Debt associated with sale of intellectual property	172	208
Total current liabilities	12,455	4,591
Commitments and contingencies
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 2,649,007 issued and outstanding at December 31, 2015 and March 31, 2015	3	3
Common stock, $.001 par value, 750,000,000 shares authorized, 7,499,966 and 6,563,518 shares issued and outstanding at December 31, 2015 and March 31, 2015, respectively	7	6
Additional paid-in capital	84,069	82,101
Stock to be distributed for Scotts Miracle-Gro transactions	824	1,715
Accumulated deficit	(82,318)	(82,442)
Total stockholders' equity	2,585	1,383
Total liabilities and stockholders' equity	$15,040	$5,974

	Three Months Ended December 31, (in thousands)
	2015	2014
Operating profit	$860	$914
Add back non-cash items:
Depreciation	97	76
Amortization	-	-
Stock based compensation	60	88
Common stock warrant expense	-	-
Scott’s Miracle-Gro IP royalty and branding license	646	557
Total non-cash items	803	721
Adjusted EBITDA	$1,663	$1,635

The U.S. GAAP measure most directly comparable to Adjusted EBITDA is income (loss) from operations. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net earnings. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

CONFERENCE CALL

The conference call is scheduled for 12:00pm ET on February 12, 2016. To participate in the call, please dial
U.S. (Toll Free): 1 (888) 347-7861
Toll/International: 1 (412) 902-4227

A telephonic replay of the call will be available within 2 hours of completion and will be available for the next 24 hours. You will be able to access the audio file for 90 days following the completion of the call through the AeroGrow website at www.aerogrow.com/investors until May 12, 2016. To access the replay by phone, please dial:

U.S. and Canada: 1 (877) 870-5176
Toll/International: 1 (858) 384-5517
Conference Number: 10080315

About AeroGrow International, Inc.
Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening market. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market.  For more information, visit www.aerogrow.com.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Representative:
Grey Gibbs Senior Vice President of Finance and Accounting
grey@aerogrow.com
303-444-7755